David Powell, Inc

3000 Sand Hill Road

Building 3, Suite 245

Menlo Park, Ca 94025

650 854-0960

PERSONAL & CONFIDENTIAL

October 4, 2001

Mr. Art Reidel

Ms. Robin Kehoe

Pharsight Corporation

Re: Financial Services Proposal

Dear Art and Robin:

The Financial Services Division of David Powell, Inc. (DPI) has developed the following proposal for finance assistance for Pharsight. Les Wright will be assigned as the Interim Chief Financial Officer at Pharsight.

SERVlCES

Pharsight is requesting that Les will be responsible for overseeing the finance and administration functions including:

1.     Assisting with the development of operating and strategic plans.

2.     Overseeing and mentoring the VP of Finance.

3.     Overseeing the management of the finance and administrative staff including accounting, planning, treasury, human resources and IT personnel.

4.     Serving as a sounding board to management and the Board of Directors

5.     Overseeing investor relations activities including investor presentation and analyst calls.

6.     Performing other accounting and administrative services, as required.

TIMlNG

Les can begin work no later than November 1, 2001.

COST

Les’ time, as the Interim Chief Financial Officer, will be billed at a rate of $16,000 per month (payable in two semi-monthly installments), based on a 2 1/2-day workweek.  As part of the fee for Les’ services, 30,000 options will be granted within 60 days of his starting date with the Pharsight. These options will be fully vested as of the grant date and are to be exercisable for two years.  After 12 months of service, Pharsight agrees to grant additional options to Les as mutually agreed at that time.  All grants will be priced at the fair market value at the close as of the date of grant.  All grants will be made under the 2000 Equity Plan. A deposit of $16,000 is required to begin this assignment and will be applied at the end of the engagement.

TERMS

Fees are billed on the 16th and the 1st of the month for the prior period and are due upon receipt. A copy of DPI’s Standard Terms and Conditions is attached as Exhibit A.

APPROVAL

Art/Robin, if the above is agreeable to you, please sign this letter in the space below and return the original copy to DPI.

Again, thank you for giving the Financial Services Division of David Powell, Inc. the opportunity to be of service to Pharsight.  We look forward to working with you.

Sincerely,	Accepted:

Michael W. Scott	Robin Kehoe
President	Chief Financial Officer
Financial Services Division	Pharsight

_______________________

cc: Les Wright	Date

EXHIBIT A

STANDARD TERMS AND Conditions

DAVID POWELL, INC. -FINANCIAL SERVICES DIVISION

1. Services: David Powell, Inc., Financial Services Division (“DPI”) will use reasonable efforts to perform the services (the “Services”) described in the engagement letter between DPI and the Client addressed therein (the “Letter”) to which these Standard Terms and Conditions are attached as Exhibit A. Client will provide DPI with all resources (physical and human) reasonably requested by DPI to enable DPI to perform the Services.

2. Fees and Expenses:  Unless otherwise specified in the engagement letter, fees will be billed semi-monthly, on the sixteenth and first day of each month. Expenses incurred by DPI on behalf of the Client will be billed on the sixteenth and the first day of the month when incurred with the fee billings. All invoices are due upon receipt.

3. Terms: Unless otherwise specified in the engagement letter, this engagement will continue for six months. After the minimum six month engagement period, however, either party may terminate the engagement by giving the other party 30 days’ prior written notice. The term of the engagement may be extended at any time by mutual agreement of the parties and, unless otherwise agreed, the provisions of the Letter and these Standard Terms and Conditions will apply to any such extension.

4. Independent Contractor: DPI is an independent contractor, and will indemnify the Client and hold it harmless to the extent of any obligation imposed by law on the Client to pay any withholding taxes, social security, unemployment or disability insurance, or similar items in connection with any payments made by the Client for the Services.

5. No Assurance of Funding: Client acknowledges and understands that DPI cannot and does not guarantee that Client will obtain funding which it deems acceptable or adequate as a result of DPI’s performance of the Services.

6. Indemnification: Client will indemnify, defend DPI and Les Wright and hold them harmless against any and all claims, damages, costs, fines, penalties, liabilities, attorneys and other professional fees and disbursements, suffered, incurred by, or asserted against DPI or Les Wright in connection with its performance of the Services to the fullest extent permitted under applicable law, except when such claims arise as a result of DPI’s or Les’ gross negligence, gross or willful misconduct. Client represents and warrants to DPI and Les Wright that its Articles of Incorporation and Bylaws contain provisions authorizing such indemnification. In addition, Pharsight will ensure that Les is covered by its directors and officers liability insurance policy.  The obligations of Pharsight under this paragraph are hereinafter collectively referred to as “Indemnity Obligations”.  the Indemnity obligations shall survive for a period of five (5) years, any termination of DPI’s and Les’ services under this agreement and any amendment or modification thereto.  Pharsight agrees to promptly tender any payments due to DPI or Les Wright, and/or counsel, under or in respect of the Indemnity Obligations, within three (3) business days following written demand by DPI or Les Wright, and/or their counsel, which demand shall include a detailed description of each such obligation demanded.  Pharsight’s Indemnity Obligations shall not apply to costs or to amounts paid in settlement of any loss, claim, damage, liability, or action if such settlement is effected without the consent of Pharsight, which consent shall not be unreasonably withheld.

7. Non-Solicitation: Client and DPI each agree not to solicit the other’s employees without the other’s prior written consent. If an employee should resign from one party and become employed by the other party within the 120-day period following such employee’s effective date of resignation, then the hiring party will be deemed to have breached its obligations hereunder. The parties agree that, in such event, the hiring party will pay the other party, for such breach, an amount equal to one-fourth (1/4) of the terminated employee’s first year’s targeted cash compensation, including base salary and bonus, offered by the hiring party.  Les Wright is specifically excluded from this provision and no additional fees will be due to DPI should Les be hired as a regular employee of Pharsight.

8. Expiration:  The proposal contained in this letter is valid for ten calendar days from proposal date.

9. Governing Law:  This agreement is made under the laws of the State of California.  If any legal action arises under this Agreement or by reason of an asserted breach of it, the prevailing party shall be entitled to recover all costs and expenses, including reasonable attorney’s fees, incurred in enforcing or attempting to enforce the terms of this agreement.